Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated February 27, 2011, with respect to the consolidated balance sheets of Celestial Semiconductor, Ltd. as of March 31, 2009 and 2010, and December 31, 2010, and the related consolidated statements of operations, deficit and comprehensive income (loss), and cash flows for the years ended March 31, 2009 and 2010, and for the nine-month period ended December 31, 2010, which report appears in the Form 8-K/A of Cavium Networks, Inc. dated April 8, 2011, incorporated by reference herein and to the reference of our firm under the heading “Experts” in the prospectus.

Our report dated February 27, 2011 contains an explanatory paragraph that states that Celestial Semiconductor, Ltd. has suffered losses from operations and is in a net deficit position that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG Huazhen

Beijing, People’s Republic of China

April 8, 2011